EXHIBIT 99

CONTACT:
Sears Public Relations and Communications
(847) 286-8371

FOR IMMEDIATE RELEASE:
June 17, 1999

SEARS UPDATES BUSINESS, MARKETING INITIATIVES

     NEW YORK, NY -- Sears, Roebuck and Co. (NYSE: S) executives today updated financial analysts in a meeting held in New York on the company's progress with its strategic business initiatives, including the key role of Sears marketing transformation.
     "Our plans to drive growth in revenue and profit during the second half of this year and beyond remain on track," said Arthur C. Martinez, Sears chairman and CEO. "We continue to build market share in key appliance and home electronics categories. Our efforts to extend excitement and focus around our apparel offerings, including the addition of private brand shops and nationally known brands like Benetton USA. and Timberland are progressing well. These will be complemented by Sears 'Exceptional Value' program, which will showcase an outstanding combination of quality and value for our customer."
     The company is planning an August press event in Chicago to introduce its new umbrella advertising campaign that will be launched early this fall. The campaign is being created through a collaborative effort between Ogilvy & Mather and Young & Rubicam, Sears two primary agencies.
     According to Martinez, the growth of Sears hardware, dealer and The
Great Indoors specialty stores has continued in 1999 with exceptionally strong same store sales. Sears cost containment program and strong cash flow have enabled the company to repurchase approximately $600 million of its outstanding shares since the first quarter of 1998, while also sustaining a solid capital expenditure program.
      In fall 1999, the company will introduce the Sears Premier Card, providing Sears most frequent customers with enhanced features and benefits.
     "We have made solid progress these past six months in restructuring our marketing initiatives and processes," said Mark A. Cohen, Sears executive vice president, Marketing. "The result of our marketing efforts will be evident in the third and fourth quarters.
     "We are integrating all marketing activities to better present a unified view of Sears to our customers, and have significantly strengthened our value messaging," Cohen said. "Our redesigned advertising will better represent all businesses and brands and position Sears as a value-packed, fashionable store."
     The company also is making progress in its efforts to strengthen whole-house marketing with compelling offers conveying Sears value proposition. Promotional events, including Super Saturday, key holiday events such as Memorial Day, and two-day sales, have resulted in significant sales increases, and will continue throughout the year.
     Sales of Nickelodeon's Blue's Clues apparel, merchandise exclusive to Sears through the important back-to-school season, have exceeded expectations. Sears partnership with Nickelodeon's Blue's Clues extends through 1999.
     Sears is taking direct action to reach and appeal to younger customers during back-to-school 1999 through its recently announced sponsorship of Sears Presents Backstreet Boys Into The Millennium, a concert tour throughout the U.S. and Canada by one of the world's greatest pop groups. The Backstreet Boys will appear in Sears advertising and promotions to enhance Sears image as a fun, compelling place to shop. The new Sears Pulse Card, a loyalty program created to build a relationship with junior apparel purchasers, will give card members frequently changing discounts and promotional offers tied to the Backstreet Boys during the tour and to product specials throughout 1999.
     Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenues of more than $41 billion. The company serves families throughout the country through 850 full-line department stores and more than 2,100 specialized retail locations. More information about the company is available on Sears Web site, http://www.sears.com.